UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 24, 2008

CenturyTel, Inc.
(Exact name of registrant as specified in its charter)

Louisiana	1-7784	72-0651161
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 CenturyTel Drive, Monroe, Louisiana 71203
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (318) 388-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

See Items 8.01 and 9.01 below for information concerning our previously announced second quarter 2008 earnings guidance.

Item 8.01	Other Events

On June 24, 2008, we announced that our Board of Directors determined to (i) increase our annual cash dividend to $2.80 from $.27 per share, (ii) declare a one-time dividend of $.6325 per share, payable on July 21, 2008, to shareholders of record on July 7, 2008, effectively adjusting the total second quarter dividend to the new $.70 quarterly dividend rate, (iii) utilize future share buybacks to target net debt at 2.75 times operating cash flow, (iv) accelerate purchases under our current $750 million share repurchase program to complete the remaining balance of approximately $385 million by year end 2008 or early 2009, which is expected to increase our ratio of net debt to operating cash flow, and (v) continue to distribute substantially all of CenturyTel’s free cash flow to shareholders.

In addition, we also announced that we expect to meet or exceed our previously announced second quarter 2008 operating revenues and diluted earnings per share guidance, excluding nonrecurring items, of $647 to $657 million and $.78 to $.82, respectively.

Our press release and presentation made to analysts and investors regarding the above-mentioned items are included as Exhibits 99.1 and 99.2.  Exhibits 99.1 and 99.2 are both incorporated by reference herein in their entirety, including various cautionary statements that modify our forward-looking statements made or incorporated herein.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press release announcing items mentioned in Item 8.01 above.

99.2	Presentation to investors and analysts regarding above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTURYTEL, INC.

Dated: June 24, 2008	By: /s/ Neil A. Sweasy
Neil A. Sweasy
Vice President and Controller